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                                                                    EXHIBIT 23.1

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


To:  Foothill Independent Bank Partners In Your Future
       401K Profit Sharing Plan

     We hereby consent to the incorporation by reference, in Registration Statement No. 33-57586 on Form S-8 filed January 29, 1993, of our report dated March 19, 2001 on the Statements of Net Assets Available for Benefits as of, and the Statement of Changes in Net Assets Available for Benefits for each of the years ended, December 31, 2000 and 1999 of Foothill Independent Bank Partners In Your Future 401K Profit Sharing Plan, included at Page 3 of its Annual Report on Form 11-K for the year ended December 31, 2000.


/s/ VAVRINEK, TRINE, DAY & CO., LLP

Vavrinek, Trine, Day & Co., LLP
Certified Public Accountants


June 29, 2001
Rancho Cucamonga, California